EQUIPMENT SALE/LEASE BACK AGREEMENT

This Equipment Sale/ Lease Back Agreement ("Agreement") is made and entered into effective as of this 2nd day of April, 2014, by and between Water Engineering Solutions, LLC, an Arizona limited liability ("Lessor/Buyer"), and The Alkaline Water Company, Inc., an Arizona corporation ("Lessee/Seller") and is entered into with reference to the following:

A. Whereas, Lessor/Buyer has developed, manufactured and owns certain proprietary alkaline generating electrolysis machinery and equipment;

B. Whereas, Lessee/Seller is engaged in the manufacturing and sale of alkaline water products for retail distribution and sale;

C. Whereas, Lessee/Seller has previously bought and placed into service the equipment from the Lessor/Buyer and Lessee/Seller now desires to lease the equipment from Lessor/Buyer and the Lessor/Buyer agrees to buy back and lease that alkaline generating electrolysis machinery and equipment as described herein and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1. **Sale and Leaseback.** Lessor/Buyer hereby agrees to buy back and then hereby Lease to the Lessee/Seller the following described equipment ("Equipment"), Custom built alkaline system, including a 600 gallon mineral infusion tank and three (3) skid of specialized equipment (Serial Number(s): sn220813alk7k, sn230813alk7k, 240813alk7k) built and installed at White Water bottling plant, 2121 West Willetta Drive, Phoenix, AZ 85009, pursuant to a contract between Water Engineering Solutions, LLC and Alkaline 88, LLC dated August 15, 2013. (See attached)

2. **Term.** The term of this Sale and Leaseback shall commence on the 2nd day of April, 2014 and shall continue for sixty (60) consecutive months thereafter unless sooner terminated in accordance with Section 8 below ("Term"). The Lease Term may be renewed or extended only upon the written agreement of Lessor/Buyer and Lessee/Seller.

3. **Equipment Costs and Sales Terms.** The total original cost for the unit is Two Hundred Eight Thousand Seven Hundred Seventy Three Dollars and Twenty Three Cents ($ $ 208,773.23). Lessor/Buyer will buy back the equipment for One Hundred Eighty-Eight Thousand Dollars ($ 188,000.00) said total amount will be paid to Lessee/Seller on before April 31, 2014.

4. **Leaseback Terms and Payments:** The equipment will be Leased/Back for One Hundred Eighty-Eight Thousand Dollars ($ 188,000.00) at a rate of Eight Percent (8%) per annum for the term of this Agreement .The residual amount, under the terms of this

Agreement is One Dollar ($ 1.00). For the Term of this Agreement, Lessee/Seller agrees to deliver to Lessor/Buyer lease payments in the amount of Three Thousand Eight Hundred Eleven Dollars and Ninety-Six Cents ($ 3,811.96) per month commencing on the 2 day of May, 2014 and continuing on the 2nd day of each consecutive month thereafter. All lease payments shall be delivered by Lessee/Seller to Lessor/Buyer at the following address: 7720 E. Redfield Road, Unit # 11, Scottsdale, Arizona, 85260 or at such other location as Lessor/Buyer may designate from time-to-time. Any lease payments delivered after the 17th day of any month shall accrue a late charge in the amount of Fifty Dollars ($50.00). Title shall pass to the Lessee/Seller upon completion of the term and payment of $1.00 residual amount.

5. **Use.** Lessee/Seller shall use the Equipment solely in the manner intended and for the exclusive purpose of the production of alkaline water products and for no other purpose. Lessee/Seller shall maintain the Equipment at its place of business located at White Water bottling plant, 2121 West Willetta Drive, Phoenix, AZ 85009 and shall not move or relocate any of the Equipment to any other location without the express prior written consent of Lessor/Buyer. Lessee/Seller shall, at all times during the Term, use and operate the Equipment in a safe and appropriate manner and shall fully comply with and conform to all national, state, municipal, and other laws, ordinances and regulations that pertain, in any manner, to the possession, use or maintenance of the Equipment.

6. **Warranty**. LESSOR/BUYER DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS OF THE EQUIPMENT FOR ANY PARTICULAR PURPOSE.

7. **Maintenance and Repairs.** Lessor/Buyer agrees to provide maintenance and service of all the Equipment leased by Lessee during the term of this Agreement at the following rates:

> **7.1** Lessor/Buyer will maintain and service the equipment at a labor rate of Two Hundred Dollars ($ 200.00) per day, for a mechanic; Three Hundred Fifty Dollars ($ 350.00) per day for a skilled mechanic; and Five Hundred Dollars ($ 500.00) per day for Lessor/Buyer's engineer.
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> **7.2** Lessor/Buyer further agrees to be responsible to maintain a supply of of parts for all repairs to the Equipment.
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> **7.3** Lessor/Buyer agrees to maintain a twenty four (24) hour, seven (7) day per week service line and acknowledges and understands the critical nature of insuring that the Equipment will be kept operational at all times.

8. **Loss and Damage.** Lessee/Seller hereby assumes and shall bear the entire risk of loss and damage to the Equipment from any and every cause whatsoever. No loss or damage to the Equipment or any part thereof shall impair any obligation of Lessee/Seller under this Lease or otherwise abate Lessee/Seller's obligations to deliver any lease payments under Section 3 above. In the event of loss or damage of any kind whatever to

the Equipment, Lessee/Seller shall, at Lessor/Buyer's option; (i) cause the damaged Equipment to be repaired and restored to a good and working order condition; (ii) cause the damaged Equipment to be replaced the same with like equipment in good repair, condition and working order; or, (iii) remit payment to Lessor/Buyer the full replacement cost of the damaged Equipment.

9. **Surrender.** Upon the expiration or earlier termination of the Term of this Agreement, Lessee/Seller shall return the Equipment to Lessor/Buyer in good repair, condition and working order, less ordinary wear and tear resulting from proper use thereof, by delivering the Equipment, at Lessee/Seller's cost and expense, to such location as Lessor/Buyer shall specify within the city or county in which the same was delivered to Lessee/Seller.

10. **Insurance.** Lessee/Seller shall procure and maintain in force and effect throughout the Term of this Agreement, an all risk insurance policy insuring against loss of and damage to the Equipment for the full replacement value of the Equipment, and shall cause Lessor/Buyer to be named as an additional loss payee, and shall further procure and maintain in force and effect throughout the Term of this Agreement a liability and property damage insurance policy with such policy limits as may be approved by Lessor/Buyer, and naming Lessor/Buyer as an additional named insured and a loss payee thereon. All insurance policies required under this Section 10 shall be in such form and with such company or companies as shall be reasonably acceptable to Lessor/Buyer. Lessee/Seller shall, upon the execution of this Agreement, provide Lessor/Buyer with a copy of original policy(ies) or certificate(s) evidencing such insurance policy(ies).

11. **Taxes.** Lessee/Seller shall keep the Equipment free and clear of all levies, liens and encumbrances. Lessee/Seller, or Lessor/Buyer at Lessee/Seller's expense, shall report, pay and discharge when due all license and registration fees, assessments, sales, use and property taxes, gross receipts, taxes arising out of receipts from use or operation of the Equipment, together with any penalties or interest thereon, imposed by any state, federal or local government or any agency, or department thereof, whether or not the same shall be assessed against or in the name of Lessor/Buyer or Lessee/Seller.

12. **Indemnity.** Lessee/Seller shall fully defend, indemnify and hold Lessor/Buyer harmless against and from any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorney's fees and costs, arising out of, connected with, or resulting from Lessee/Seller's use of the Equipment, including without limitation the manufacture, selection, delivery, possession, use, operation, or return of any alkaline water products that Lessee/Seller produces with the Equipment.

13. **Default.** If within five (5) days written notice, Lessee/Seller fails to deliver to Lessor/Buyer any lease payment or otherwise any other amount herein provided, or if Lessee/Seller fails to observe, keep or perform any other provision of this Lease required to be observed, kept or performed by Lessee/Seller, Lessor/Buyer shall have the right to declare Lessee/Seller in default under this Agreement and exercise any one or more of the following remedies: (i) accelerate the lease payments due for the remaining Term and

declare the same immediately due and payable without notice or demand to Lessee/Seller; (ii) to initiate legal action to recover all rents, and other payments, then accrued or thereafter accruing; (iii) to terminate this Agreement and re-take possession of the Equipment, without demand or notice, wherever same may be located, without any court order or other process of law; or, (iv) to pursue any other remedy as may be available to Lessor/Buyer at law or in equity.

Notwithstanding any action of Lessor/Buyer to re-take possession of the Equipment or any other action which Lessor/Buyer may take, Lessee/Seller shall be and remain liable for the full performance of all obligations on the part of the Lessee/Seller to be performed under this Agreement. All remedies as maybe available to Lessor/Buyer under this Agreement or at law or equity are cumulative, and may be exercised by Lessor/Buyer concurrently or separately.

14. **Bankruptcy.** Neither this Agreement nor any interest in the Equipment is assignable or transferable by operation of law. In the event of any proceeding under the U.S. Bankruptcy Code, as amended, is commenced by or against the Lessee/Seller, or if the Lessee/Seller is otherwise adjudged insolvent, or if Lessee/Seller makes any assignment for the benefit of his creditors, or if a writ of attachment or execution is levied on the Equipment and is not released or satisfied within ten (10) days thereafter, or if a receiver is appointed in any proceeding or action to which the Lessee/Seller is a party with authority to take possession or control of the Equipment, Lessor/Buyer shall have and may exercise the option to, without notice, immediately terminate this Agreement and re-take possession of the Equipment. This Agreement shall not be treated as an asset of Lessee/Seller after the exercise of said option by Lessor/Buyer.

15. **Ownership.** All legal title, rights and interest in and to the Equipment is, and shall at all times be and remain, the solely vested in Lessor/Buyer and the Lessee/Seller shall have no right, title or interest therein or thereto except as expressly set forth in this Agreement.

16. **Additional Documents.** If Lessor/Buyer shall so request, Lessee/Seller shall execute and deliver to Lessor/Buyer such documents as Lessor/Buyer shall deem necessary or desirable for purposes of recording or filing to protect the interest of Lessor/Buyer in the Equipment including, but not limited to a UCC financing statement.

17. **Entire Agreement.** This instrument constitutes the entire agreement between the parties on the subject matter hereof and it shall not be amended, altered or changed except by a further writing signed by the parties hereto. This Agreement supersedes all other verbal or written agreements between the parties.

18. **Notices.** Any notices to be given hereunder shall be in writing and either delivered in person by prepaid registered mail or sent by facsimile transmission to the following address or to such other addresses and/or facsimile numbers as shall be furnished to the other party in writing from time to time.

To Lessee/Seller:

The Alkaline Water Company, Inc.
Attention: Steven Nickolas
14301 N. 87th Street, Suite 301
Scottsdale, Arizona 85260

To Lessor/Buyer:

Water Engineering Solutions, LLC
Attention: Doug Horn
7720 E. Redfield Road, Unit # 11
Scottsdale, Arizona, 85260
Attention: Doug Horn

Any such notice, if delivered personally or sent by facsimile shall be deemed to have been received on the day of delivery or if sent by prepaid registered mail, on the third (3rd) day after such notice is mailed.

19 **Assignment.** Neither, Lessee/Seller or Lessor/Buyer may assign or transfer this Agreement without the prior written consent of the other.

20. **Force Majeure:** Neither party will be responsible or liable to the other party in any manner for failure or delay in performing its obligations under this Agreement, other than the obligations to make payments provided for hereunder, when such failure or delay is due to any cause beyond the reasonable control of the party concerned, including, but not limited to, acts of God, government orders or restrictions, war, threat of war, warlike conditions, hostilities, embargoes, sanctions, mobilization, blockade, embargo, detention, riot, revolution, strike or labor dispute, accident, fire, flood or inability to obtain fuel, power, raw materials, labor or transport, provided that upon cessation of such events, such party shall thereupon promptly perform or complete the performance of its obligations. It is acknowledged and understood between the parties hereto that the primary components of the Equipment is manufactured in Estonia.

21. **Governing Law.** This Agreement shall be construed and enforced according to laws of the State of Arizona.

22. **Arbitration of Disputes:** Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be determined through arbitration administered by the American Arbitration Association rules and the judgment on the award rendered therein may be entered in any court having jurisdiction thereof. Each party shall initially be responsible for its own attorney fees, costs and expenses of arbitration. The Arbitrator may include, in the award, an assessment of expenses of arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

23. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE ALKALINE WATER COMPANY, INC

By /s/ Steven P. Nickolas
STEVEN P. NICKOLAS
CEO

Dated: APRIL 2, 2014

WATER ENGINEERING SOLUTIONS, LLC

By /s/ Doug Horn
DOUG HORN
President

Dated: APRIL 2, 2014